Exhibit 10

June 22, 1997


Telesat Cablevision, Inc.
11760 U.S. Highway One
Suite 600
N. Palm Beach, Florida  33408
Attention:  Leslie J. Gelber

Re:  Series C Preferred Stock

Gentlemen:

        In connection with that certain Stock Purchase Agreement between and among Adelphia Communications Corporation ("Adelphia"), Telesat Cablevision, Inc. ("Telesat") and Highland Holdings (the "Private Company") of even date herewith (the "Stock Purchase Agreement"), it is our understanding that Telesat and the Private Company, in their capacities as holders of the shares of the Series C Cumulative Convertible Preferred Stock of Adelphia (the "Series C Preferred Stock") issued pursuant to the Stock Purchase Agreement (the "Shares"), have agreed to the following terms and conditions related to their interests in the Shares.

        1. Series C Directors. With respect to the right of a majority of holders of the outstanding shares of the Series C Preferred Stock to elect two directors (the "Series C Directors") to fill the Adelphia Board of Directors seats that would be created upon the occurrence of certain Voting Rights Trigger Events as such are described in Section 6(b) of Adelphia's Series C Preferred Stock Certificate of Designations (the "Certificate of Designations"), Telesat and the Private Company agree that for as long as Telesat has not sold, transferred, assigned (other than a sale, transfer or assignment to an Affiliate of Telesat) or converted more than 50% of the Shares it is purchasing pursuant to the Stock Purchase Agreement (the "Telesat Shares"): (a) the Private Company agrees to vote its Shares in favor of at least one Telesat Series C Director nominee for as long as Telesat and the Private Company together own a majority of the outstanding Shares and (b) Telesat and the Private Company will not vote to fill the second Series C Director seat; provided, however, that if the Private Company sells, transfers or assigns, to one or more third parties that are not part of the Rigas Family (as defined below) more than 62.5% of the Shares which were initially issued to the Private Company (the "Company Shares"), the agreement contained in clause (b) shall have no further force or effect.

             2.   Right of Co-sale; Control Transfer.

             (a) At least 30 days prior to the Private Company making any Control Transfer, the Private Company (the "Transferring
Shareholder") shall deliver a written notice (a "Sale Notice") to Telesat, which shall disclose in reasonable detail the proposed number of Company Shares to be transferred (the "Offered Shares"), the proposed terms and conditions of the Control Transfer and the identity of the prospective transferee(s) (if known) subject to any confidentiality terms agreed upon by the Transferring Shareholder and the prospective transferee(s). Telesat may elect to participate in the proposed Control Transfer by delivering written notice (the "Co-
Sale Election") to the Transferring Shareholder(s) within 15 days after delivery of the Sale Notice.

             (b) If Telesat elects to participate in such Control Transfer, then Telesat will be entitled to sell in such proposed Control Transfer, at the per Share price stated in the Sale Notice, up to that number of Shares equal to (i) the Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the number of Shares then owned by Telesat, and the denominator of which shall be the number of Shares then owned by Telesat plus the number of Shares owned by the Transferring Shareholder; provided, that to the extent the Transferring Shareholder is required in accordance with the terms of the proposed Control Transfer to convert the Company Shares being sold into Class A Common Stock of Adelphia, par value $.01 per share ("Company Converted Class A Common Shares"), prior to the transfer, then Telesat shall also be required to convert prior to such transfer in order to participate in the Control Transfer; provided, further, that the formula previously set forth in this Section 2(b) shall be used to calculate the number of Shares to be converted (shares resulting from a conversion of Shares by Telesat to be referred to as "Telesat Converted Class A Common Shares") and that Telesat will be entitled to sell in the proposed Control Transfer. Except as expressly set forth in Sections 2(b) and 3(b) hereof, Telesat shall not have any co-sale rights pursuant to this Letter Agreement with respect to any Class A Common Stock that it holds as a result of the conversion of the Shares or otherwise.

             (c) Telesat shall state in its Co-Sale Election the number of Telesat Shares or Telesat Converted Class A Common Shares, as applicable, it has elected to sell in the proposed Control Transfer. The Transferring Shareholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of Telesat in any contemplated Control Transfer to the extent provided in the Co-Sale Election, and the Transferring Shareholder shall not effect a Control Transfer of any of the Company's Shares to any prospective transferee(s) if such transferee(s) will not permit participation by Telesat to the extent provided by this Section 2.

             (d) For purposes of this Agreement, a "Control Transfer" means any single sale, transfer, assignment or other disposal or a related series thereof (whether with or without consideration and whether voluntarily or involuntarily or by operation of law, but excluding a bona fide pledge to secure indebtedness) or series of related sales, transfers, assignments or other disposals to a party that is not a member of the Rigas Family of at least 50% of the Company Shares initially issued to the Private Company; provided, however, that if a Sale Notice has been delivered with respect to a proposed Control Transfer and such Control Transfer is subsequently consummated, no subsequent transfers shall be deemed to be a Control Transfer.

        3.   Right of Co-Sale; Change of Control.    (a)  At
least 30 days prior to a proposed Change of Control, the Rigas Family shall deliver a written notice (a "Change of Control Notice") to Telesat, which shall disclose in reasonable detail the proposed transaction resulting in the Change of Control; provided that Telesat agrees to any confidentiality terms agreed upon by affected members of the Rigas Family and the prospective acquiror. If the Change of Control involves the sale, transfer or assignment of the Company Shares or Company Converted Class A Common Shares, Telesat may elect to participate in the proposed Change of Control by delivering written notice (the "Participation Election") to the affected members of the Rigas Family within 15 days after delivery of the Change of Control Notice.
             (b) If Telesat elects to participate in such Change of Control, Telesat will be required to convert all of its Shares into Class A Common Stock in order to participate. Telesat will then be entitled to sell not less than all of the Telesat Converted Class A Common Shares at the price per share stated in the Change of Control Notice.
             (c) The affected members of the Rigas Family shall use their best efforts to obtain the agreement of the prospective acquiror to the participation of Telesat in any contemplated Change of Control. To the extent it is not possible to obtain the agreement of the prospective acquiror, the Rigas Family or any member thereof, at Telesat s election,shall be required to purchase such Telesat Shares or Telesat Converted Class A Common Shares at the price stated in the Change of Control Notice (or, if no price is stated in such Change of Control Notice, at the greater of
(i) Fair Market Value, and (ii) (x) if such purchase is to occur prior to August 1, 2000, at a price per share equal to the Liquidation Preference (as defined in the Certificate of Designations), or (y) if such purchase is to occur on or after August 1, 2000, at a price per share equal to the Applicable Redemption Price, as defined in the Certificate of Designations) or will not effect a Change of Control to the extent the Rigas Family or any member of thereof can control the occurrence such Change of Control.

        4. Voting of Shares. The Private Company hereby agrees that it shall vote the Company Shares which it holds in the manner directed by Telesat in connection with proposals requiring the consent of the holders of the Shares pursuant to Sections 6(f), (g) and (h) of the Certificate of Designations; provided, however, that the agreement contained in this Section 4 shall be of no further force or effect (a) upon the consummation of a Change of Control or a Control Transfer, or (b) in the event that Telesat sells, transfers, assigns or otherwise disposes of, or converts into Class A Common Stock, at least 50% of the shares of Series C Preferred Stock initially issued to Telesat.

        5.   Definitions.   For the purposes of this Letter
Agreement, the following terms shall have the meanings indicated:

             (a) "Change of Control" means any occurrence resulting in (i) a P-person other than a member of the Rigas Family becoming the beneficial owner of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting capital stock of Adelphia and (ii) no member of the Rigas Family at such time being the beneficial owner of more than 35% of the total voting power required to elect or designate for election a majority of Adelphia's Board of Directors and attaching to the then outstanding voting capital stock of Adelphia; provided, however, that if a Change of Control Notice has been delivered with respect to a proposed Change of Control and such Change of Control is subsequently consummated, no subsequent transfers shall be deemed to be a Control Transfer.
             (b) "Immediate Family" means the spouse, child, grandchild, grandparent, lineal descendant or ancestor, mother, father, sister, brother, niece or nephew, (whether natural or adopted) of a specified Person or any spouse of the foregoing.

             (c) "Person" means an individual, a partnership, a corporation, a business trust, a joint stock company, a group (within the meaning of Section 13(d) under the Securities Exchange Act of 1934, as amended), a trust, any unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

             (d)  "Rigas Family" means John J. Rigas, Doris N.
Rigas, Timothy J. Rigas, Michael J. Rigas, James P. Rigas, Ellen K. Rigas, any of the Immediate Family of any of them, any of the respective estates or lineal descendants of any such person, any trust created for the benefit of any such persons (so long as one or more of the foregoing persons is the controlling trustee) and, while and to the extent they are serving in such capacity, the executors, administrators or personal representatives of such persons, and any corporation, partnership or other person owned or controlled directly or indirectly by one or more members of the Rigas Family.

             (e) "Fair Market Value" means the fair market value of the securities in question (i) as mutually agreed to by Telesat and the Private Company, or (ii) if no such agreement is reached within seven (7) days of Telesat's election as described above, as determined by an appraisal conducted by two independent appraisers, one selected by Telesat, and one by the Private Company; provided, however, that if either the Private Company or Telesat fails to choose an appraiser prior to fifteen (15) days after receiving notice of the other party's choice of an independent appraiser, such other party's choice of independent appraiser shall be the sole appraiser for purposes of this letter. In the event that such two appraisers are unable to agree on the Fair Market Value within thirty (30) days following their selection, they shall jointly appoint a third independent appraiser whose determination shall be issued within thirty (30) days thereafter and shall be final and binding. The Private Company and Telesat shall each bear the cost of the respective appraiser selected by them, and the cost of the appraisal conducted by a third appraiser shall be borne equally by the Private Company and Telesat.

        6.   Assignment.    Except as provided below, this
Letter Agreement may not be assigned in whole or in part and shall not be binding upon transferees of the Shares, other than transferees who control, are controlled by or are under common control with either of the parties hereto ("Affiliates"). Either party may assign this Agreement to an Affiliate of such party ("Assignee"); provided however that such assignment shall not be effective until the Assignee delivers to the non-assigning party an executed assumption and undertaking pursuant to which the Assignee agrees to be bound by and perform all of the obligations of the assigning party.

        7. Counterparts. This Letter Agreement may be executed simultaneously in separate counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Letter Agreement. Delivery of executed signature pages by facsimile transmission shall constitute effective and binding execution and delivery of this Letter Agreement.

        8. Governing Law. This Letter Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

        9.   Notices.  All notices, demands or other
communications to be given or delivered under or by reason of the provisions of this Letter Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by facsimile transmission (as evidenced by a confirmation mechanically produced simultaneously with the completion of such transmission), reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Telesat and the Private Company and at the addresses and telecopy numbers set forth in the Stock Purchase Agreement, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. For the purpose of this notice provision, the Rigas Family shall be treated the same as the Private Company.

             If the foregoing is also your understanding of our agreement, please sign, date and return a copy to us of this letter.

                                Very truly yours,

                                HIGHLAND HOLDINGS


                                By:   /s/ Michael J. Rigas
                                Its:  Executive Vice President


ACCEPTED and AGREED TO, intending
to be legally bound, as of this

___ day of July, 1997:



TELESAT CABLEVISION, INC.


By:   /s/ L. J. Gelber
Its:  Vice President